EXHIBIT 21.1

LIST OF REWARDS NETWORK SUBSIDIARIES

1 Rewards Network Inc.

2 Rewards Network Services Inc.

3 Rewards Network Establishment Services Inc.

4 TMNI International Inc.

5 iDine Media Group Inc.

6 Rewards Network International, Inc.

7 RTR Funding LLC

8 Rewards Network Canada GP Corporation

9 Rewards Network Canada LP

10 FFA Acquisition Corporation

11 Restaurant Cash LLC

12 Restaurant Cash California LLC